EXHIBIT 99.1
                                             ----------------

AMERICAN ANNUITY GROUP, INC.

FOR IMMEDIATE RELEASE
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For: American Annuity Group, Inc.  Contact:  S. Craig Lindner
     250 E. Fifth Street                     President, AAG
     Cincinnati, OH  45202                   513-579-2529


                         AMERICAN ANNUITY GROUP'S
            1994 NET OPERATING EARNINGS INCREASE 17% FROM 1993
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CINCINNATI, OH, February 28, 1995 - American Annuity Group, Inc.
(NYSE:AAG) today announced that its net operating earnings for 1994 were $41.0 million ($1.05/share), up 17% from the comparable 1993 figure of $35.1 million ($.90/share). Increases in interest margins and the growth in invested assets contributed to the improvement. AAG's return on common equity exceeded 19% for 1994 and 1993. AAG's return is based on net operating earnings and excludes the adjustments to common equity for unrealized gains (losses) on marketable securities that results from applying Financial Accounting Standard No. 115. For the fourth quarter of 1994, net operating earnings of $10.2 million ($.26/share) were unchanged from the comparable period in 1993. Net operating earnings exclude realized investment gains (losses) and nonrecurring charges.

Net income, consisting of operating earnings, realized investment gains (losses) and nonrecurring items, was $36.1 million ($.92/share) for 1994 compared to $40.0 million ($1.04/share) for 1993. Net income for the fourth quarter of 1994 was $9.7 million ($.25/share) compared to $4.8 million ($.11/share) for the fourth quarter of 1993. Further details are given in the accompanying condensed statement of income.
OPERATIONS
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Revenues from operations increased 6% for both the fourth quarter and full year of 1994 over the comparable 1993 periods. This improvement is attributable primarily to investment income, which increased principally as a result of AAG's growing investment base. Total assets topped the $5.0 billion mark during the fourth quarter of 1994; average invested assets were $4.8 billion in 1994 compared to $4.5 billion in 1993. AAG has an extremely high quality investment portfolio, with 94% of its bonds rated investment grade. Investments in real estate and mortgage loans represent less than 2% of total assets.

Great American Life Insurance Company's ("GALIC") annuity premiums increased 23% during the fourth quarter of 1994 compared to the same period in 1993 and increased 10.6% in the full year of 1994 over 1993. The respective increases are due to strong growth in sales of single premium products. Robert A. Adams, Chairman and President of GALIC, commented, "The strong premium production in the fourth quarter of 1994 reinforces our expectation of excellent premium growth in 1995."
CAPITAL TRANSACTIONS
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During 1994, AAG repurchased a total of $56.0 million principal amount of its 9-1/2% Senior Notes (including $15 million in the fourth quarter) and $21.1 million principal amount of its 11-1/8% Senior Subordinated Notes, utilizing available cash, borrowing $30 million under its revolving credit agreement, and issuing approximately 810,000 shares of Common Stock. AAG also acquired all 450,000 shares of its Series A Preferred Stock in exchange for 3.2 million shares of Common Stock. As a result of these 1994 transactions, AAG's preferred dividends and consolidated interest payments have been reduced by over $8.6 million annually.

To provide additional financial flexibility, AAG increased its borrowing capacity under its revolving credit agreement from $30 million to $50 million in December 1994.
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American Annuity Group sells individual and group annuities nationwide to the savings and retirement markets through its wholly-owned subsidiaries, Great American Life Insurance Company, Lifestyle Financial Investments, Inc. and T'N'T Marketing, Inc. Great American Life Insurance Company is licensed in 49 states, the District of Columbia and the Virgin Islands.

American Financial Corporation owns 80% of AAG's outstanding
Common Stock.
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                          AMERICAN ANNUITY GROUP, INC.
                         Condensed Statement of Income
                    (In Millions, Except Per Share Amounts)

                         Three months ended       Twelve months ended
                             December 31,              December 31,
                         1994           1993      1994           1993
                         -------------------      -------------------
Revenues                 $93.3          $87.7     $371.3    $351.7

Benefits and expenses:
  Benefits to annuity
     policyholders        61.2           54.9      241.9     228.6
  Interest and other
     debt expenses         4.7            6.1       21.4      22.6
  Other expenses          11.7           11.6       44.7      48.0
                         -----          -----     ------    ------
     Total benefits
      and expenses        77.6           72.6      308.0     299.2
                         -----          -----     ------    ------

Operating earnings        15.7           15.1       63.3      52.5
Income tax expense         5.5            4.9       22.3      17.4
                         -----          -----     ------    ------
Net Operating Earnings    10.2           10.2       41.0      35.1

Non-operating items,
 after tax:
   Realized investment
     gains (losses)       (0.6)           4.2       (0.1)     23.1
   Relocation expense        -              -          -      (5.2)
   Discontinued
     operations(1)           -           (9.6)      (2.6)     (9.6)
   Extraordinary gain
     (loss) on retirement
     of debt               0.1              -       (1.7)     (3.4)
   Cumulative effect of
     accounting change (2)   -              -       (0.5)        -
                         -----          ------    ------    ------
NET INCOME               $ 9.7          $  4.8    $ 36.1    $ 40.0
                         -----          ------    ------    ------
                         -----          ------    ------    ------
Less preferred dividend
 requirement (3)             -          $  0.9    $  0.9    $  3.6

Net Income Applicable
 to Common Stock         $ 9.7          $  3.9    $ 35.2    $ 36.4
                         -----          ------    ------    ------
                         -----          ------    ------    ------
Average common shares
 outstanding              39.1            35.1      38.1      35.1

Earnings Per Share Data:
     Net operating
      earnings           $0.26            $0.26     $1.05     $0.90
     Realized investment
      gains (losses)     (0.01)            0.12         -      0.66
     Relocation expense      -                -         -     (0.15)
     Discontinued
      operations (1)         -            (0.27)    (0.07)    (0.27)
     Extraordinary gain
      (loss) on retirement
      of debt                -                -     (0.05)    (0.10)
     Cumulative effect of
      accounting change (2)  -                -     (0.01)        -
                         -----          -------   -------   -------
     Net income per
      common share       $0.25            $0.11     $0.92     $1.04
                         -----          -------   -------   -------
                         -----          -------   -------   -------

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(1)  Discontinued operations in 1994 reflects primarily additional reserves for potential environmental liabilities related to AAG's former manufacturing operations. In 1993, the loss relates primarily to a reduction in the discount rate used to value future pension obligations and other estimated expenses for the former manufacturing units.

(2) Cumulative effect of accounting change reflects adoption of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits".

(3) On March 31, 1994, AAG retired all of its preferred stock in exchange for 3.2 million common shares.
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